Contact:	Mary A. Chaput
Executive Vice President and
Chief Financial Officer
(615) 665-1122

HEALTHWAYS ANNOUNCES THIRD-QUARTER EARNINGS OF $0.29 PER DILUTED SHARE ON 43% GROWTH IN CORE COMMERCIAL BUSINESS EARNINGS

REPORTS DECISION TO CONTINUE MEDICARE HEALTH SUPPORT (MHS) PILOT

ADJUSTS FISCAL 2007 GUIDANCE TO REFLECT CONTINUED STRENGTH OF CORE COMMERCIAL BUSINESS AND MHS DECISION

BOARD AUTHORIZES REPURCHASE OF UP TO $100 MILLION IN COMMON STOCK

NASHVILLE, Tenn. (July 5, 2007) – Ben R. Leedle, Jr., president and chief executive officer of Healthways, Inc. (NASDAQ: HWAY), today announced financial results for the third quarter and nine months ended May 31, 2007. Total revenues were $167.9 million for the quarter, a 57% increase from $106.8 million for the third quarter of fiscal 2006. Net income was $10.8 million, or $0.29 per diluted share, for the third quarter of fiscal 2007 compared with $9.3 million, or $0.26 per diluted share, for the third quarter of fiscal 2006.

Earnings per diluted share for the Company’s core commercial business were $0.43 for the third quarter of fiscal 2007, the high end of the Company’s guidance and a 43% increase from $0.30 for the third quarter of the previous fiscal year. Revenues from the core commercial business increased 64% compared with the prior-year quarter. The Company incurred net costs of $0.12 per diluted share related to participation in two Medicare Health Support (MHS) pilots, compared with guidance for net costs of $0.10 per diluted share. Costs related to international initiatives were $0.02 per diluted share for the latest quarter compared with guidance for net costs of $0.03 per diluted share.

COMPARISON OF COMPONENTS OF NET INCOME PER DILUTED SHARE

See pages 9 and 10 for a reconciliation of GAAP and non-GAAP results

	Three Months Ended May 31,		%	Nine Months Ended May 31,		%
	2007	2006	Chg.	2007	2006	Chg.
Core commercial	$0.43	$0.30	43%	$1.33	$0.84	58%
MHS	(0.12)	(0.03)		(0.35)	(0.16)
International	(0.02)	(0.02)		(0.06)	(0.05)
EPS, GAAP basis	$0.29	$0.26 (1)	12%	$0.91 (1)	$0.64 (1)	42%

(1)     Figures may not add due to rounding.

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HWAY Reports Third-Quarter Results

July 5, 2007

Continued Strong Performance in Core Commercial Business

“Healthways’ core commercial business continued to produce strong profitable growth for the third quarter,” said Leedle. “Our results reflect significant and sustained demand from existing and new customers for a wide variety of services across our comprehensive suite of Health and Care SupportSM programs. We also continued to build a robust sales pipeline of potential contracts from existing and new health plan customers, driven in part by substantial, and increasing, momentum in the self-insured employer market. As evidence of this momentum, our contracts with self-insured employers on behalf of our health plan customers or on a direct basis increased 58% to 860 at the end of the third quarter from 545 at the end of the third quarter of fiscal 2006.

“The Axia acquisition that we completed this past December contributed, as expected, to our second consecutive quarter of greater than 60% growth in year-over-year quarterly core commercial revenues,” Leedle added. “While the transaction is accretive year-to-date, our core commercial earnings growth was primarily attributable to the operating results of our traditional Care SupportSM programs. Our contracting experience has already demonstrated that our significantly enhanced Health SupportSM capabilities position us well to respond with comprehensive, differentiated solutions to the market’s increasing demand, evidenced by the current requests for proposal we are receiving for single-source Health and Care Support services. Because of our proven ability to execute these market-leading solutions at scale against our value proposition, we remain confident of the significant long-term growth opportunity our core commercial business represents.”

Highlights of the Company’s core commercial business performance included:

•

Healthways signed 99 new, expanded or extended health plan or direct-to-employer contracts for fiscal 2007 to-date. Since April 4, 2007, Healthways added 26 new, expanded or extended health plan or direct-to-employer contracts, bringing the total for the fiscal year to-date to 99. Of these 26 contracts, 23 were for Health Support programs and three were for Care Support offerings. As a result, billed lives at the end of the third quarter increased sequentially by approximately 700,000, to 27.1 million from 26.4 million at the end of the second quarter of fiscal 2007, while available lives increased to 187.4 million from 184.8 million. In addition, the Company’s backlog of annualized revenues of contracts signed but not yet implemented totaled $23 million at May 31, 2007, increasing to approximately $35 million currently.

•

Healthways signed a ten-year agreement with Wellmark, Inc. for delivery and ongoing innovation of Health and Care Support services to Wellmark's fully and self-insured members. This agreement is an expansion of services available to Wellmark’s self-insured members under an existing agreement between Healthways and Wellmark. Under the agreement, the services become available to Wellmark’s fully insured members beginning October 1, 2007. In addition, Healthways and Wellmark have agreed to work together to develop new, innovative programs and delivery models centered on the Medical Home in support of Wellmark’s vision of Whole Health Dimensions.

Company Will Continue Participation in MHS Phase I Pilot

In announcing the decision to continue providing services under the Company’s stand-alone MHS Phase I Pilot in Maryland and the District of Columbia, Leedle said, “This decision is about our assessment of the risk/reward factors associated with MHS. Simply put, the risk of our continuing to

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HWAY Reports Third-Quarter Results

July 5, 2007

participate is quantifiable – in terms of both dollars and time – and is relatively small as compared to the significant opportunity associated with a potential Phase II expansion of the MHS program. Should a Phase II expansion occur – and as a result of our intensive work with CMS over the past six months, we now believe it will – we would have the opportunity to serve the largest unpenetrated domestic market. Given the Company’s enhanced Health and Care Support capabilities, that market will represent approximately 42 million available lives and approximately $22 billion in potential revenue.

“Of course, expansion to Phase II is predicated on program performance in Phase I,” Leedle added. “Our analysis continues to show that our solution is working. At this point in the pilot, our analysis shows that we are exceeding all of the clinical and satisfaction metrics of success for the entire population, and we are – again based on our own analysis – producing positive financial results with respect to large, readily identifiable subsets of the population. This performance leads us to believe that we have an excellent chance of participating in Phase II, should it be implemented.

“Our discussions with CMS have not led to the modifications of our existing Cooperative Agreement that would enable us to recognize performance-based revenues for fiscal 2007. Additionally, there is not yet certainty regarding any modifications that would allow for possible future performance revenue recognition. Accordingly, our revised revenue guidance does not provide for recognition of any performance revenues for the remaining term of the Phase I pilots, and we expect additional costs, net of fixed payments related to the CIGNA pilot, of approximately $0.25 per diluted share in fiscal 2008.”

Leedle concluded, “We believe the benefits of having the opportunity to establish a strong position in this large and growing market justify the cost of the anticipated investment, and therefore, the decision to proceed with our Maryland/Washington, D.C. pilot is in the best long-term interests of the Company’s stockholders.”

Board of Directors Authorizes Stock Repurchase Plan of Up to $100 Million

Healthways today announced that its Board of Directors has authorized the repurchase of up to $100 million of its common stock from time to time in the open market or in privately negotiated transactions through July 5, 2009. The repurchase plan reflects the Company’s confidence in its growth prospects, as well as in the continuing strength of its financial position.

Strong Cash Flow from Operations Improves Financial Position

The Company produced cash flow from operations of $45.6 million for the third quarter of fiscal 2007, a 56% increase from the third quarter of fiscal 2006. This growth contributed to the Company’s strengthening financial position during the quarter, with debt-to-total capitalization improving to 48% at the quarter’s end from 51% at the end of the second quarter of fiscal 2007.

Financial Guidance

Revenue

Healthways today revised its financial guidance for fiscal 2007 revenues to reflect its expectation that it will not recognize performance-based revenues under its Phase I MHS pilots. The Company

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July 5, 2007

affirmed its established guidance for its core commercial business and international initiative. The Company’s revised guidance for total revenues for fiscal 2007 in a range of $618 million to $630 million compared with the previous range of $640 million to $659 million.

COMPARISON OF COMPONENTS OF REVENUE FOR

FISCAL 2007 (GUIDANCE) AND FISCAL 2006

(In millions)

	Fiscal 2007 (Guidance)	Fiscal 2006	% Change
Core commercial	$618 – 630	$401	54% – 57%
MHS	—	11
International	—	—
Total Company	$618 – 630	$412	50% – 53%

Earnings

The Company today also revised its guidance for earnings per diluted share for fiscal 2007 to a range of $1.21 to $1.22 compared with the previous range of $1.44 to $1.61. The new range reflects (i) an increase in guidance for core commercial earnings per diluted share to a range of $1.76 to $1.77 from the previous range of $1.68 to $1.74; (ii) net costs for the MHS pilots of $0.45 per diluted share, consistent with the Company’s revised expectations for MHS pilot revenues; and (iii) costs of $0.10 per diluted share attributable to securing, but not implementing or operating, an international contract, one of which the Company expects to sign during the fourth quarter. Some implementation and operating expense is expected during the fourth quarter once a contract is secured, the level of which depends on the timing of that contract signing.

COMPARISON OF FISCAL 2007 EPS GUIDANCE TO FISCAL 2006

AND COMPONENTS OF FOURTH-QUARTER FISCAL 2007 GUIDANCE

See pages 9 and 10 for a reconciliation of GAAP and non-GAAP results

	Twelve Months
	Ending Aug. 31, 2007 (Guidance)	Ended Aug. 31, 2006	% Change	Three Months Ending August 31, 2007 (Guidance)

Core commercial	$1.76 – 1.77	$1.29	36 – 37%	$0.43 – 0.44
MHS	(0.45)	(0.21)		(0.09)
International	(0.10)	(0.06)		(0.04)
Earnings per diluted share,
GAAP basis	$1.21 – 1.22	$1.02	19 – 20%	$0.30– 0.31

Summary

“We are confident that our core commercial business will continue to drive sustained and significant profitable growth,” Leedle added, “supported by increasing market demand as employers become progressively more informed about the benefits of single-source, comprehensive solutions that engage each of their employees. Our expectations for raising penetration of our available lives within our existing customer base are based on these differentiated and proven solutions. We also expect to expand our available lives through the addition of new core commercial customers and through our initiatives to enter new markets.

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HWAY Reports Third-Quarter Results

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“Our investments in our international business and the MHS pilots have the potential to create substantial, additional profitable growth and stockholder value, while expanding our market leadership position and advancing our mission to improve health outcomes and reduce costs for millions of people around the world. We remain intent on driving industry innovation toward our vision of fully integrated, personalized WholeHealth solutions, and we continue to expect our expanding customer base to embrace our progress in improving the health of every individual throughout their life.”

Conference Call

Healthways will hold a conference call to discuss this release today at 5:00 p.m. Eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.healthways.com and clicking Investor Relations, or by going to www.earnings.com, at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a telephonic replay will be available for one week at 719/457-0820, code 2468654, and the replay will also be available on the Company’s Web site for the next 12 months. Any material information disclosed on the quarterly conference call that has not been previously disclosed publicly will be available on the Company’s website at www.healthways.com.

Safe Harbor Provisions

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company, including, without limitation, all statements regarding the Company’s future earnings and results of operations. In order for the Company to utilize the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, investors are hereby cautioned that the following important factors, among others, may affect these forward-looking statements. Consequently, actual operations and results may differ materially from those expressed in these forward-looking statements.  The important factors include but are not limited to: the timing and costs of implementation, and the effect, of regulations and interpretations relating to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, including the potential expansion to Phase II for MHS Programs; the Company’s ability to accurately forecast performance and the timing of revenue recognition under the terms of its health plan contracts and/or its Cooperative Agreement with CMS ahead of data collection and reconciliation in order to provide forward-looking guidance; the Company’s ability to effect the financial and clinical outcomes under its Cooperative Agreement with CMS and reach mutual agreement CMS with respect to results necessary to achieve success under Phase I of the Medicare Health Support Pilots; the Company’s ability to anticipate the rate of market acceptance of Health and Care Support solutions and the individual market dynamics in potential international markets and the ability of the Company to accurately forecast the costs necessary to implement the Company’s strategy of establishing a presence in these markets; the Company’s ability to sign and implement new contracts for Health and Care Support services; the Company’s ability to effect cost savings and clinical outcomes improvements under Health and Care Support contracts and reach mutual agreement with customers with respect to cost savings, or to effect such savings and improvements within the time frames contemplated by the Company; the ability of the Company’s customers and/or CMS to provide timely and accurate data that is essential to the operation and measurement of the Company’s performance under the terms of its health plan contracts; the

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HWAY Reports Third-Quarter Results

July 5, 2007

Company’s ability to favorably resolve contract billing and interpretation issues with its customers; increased leverage incurred in conjunction with the acquisition of Axia and our ability to service our debt and make principal and interest payments as those payments become due; the Company’s ability to integrate the operations of Axia and other acquired businesses or technologies into the Company’s business and to achieve the results provided in our guidance with respect to Axia; the Company’s ability to renew and/or maintain contracts with its customers under existing terms or restructure these contracts on terms that would not have a material negative impact on the Company’s results of operations; the Company’s ability to obtain the necessary approval under its credit agreement to repurchase more than $50 million of its common stock; unusual and unforeseen patterns of healthcare utilization by individuals with diabetes, cardiac, respiratory and/or other diseases or conditions for which the Company provides services; and other risks detailed in the Company’s Quarterly Report on Form 10-K for the fiscal year ended August 31, 2006 and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements.

About Healthways

Healthways is the leading provider of specialized, comprehensive Health and Care SupportSM solutions to help millions of people maintain or improve their health and, as a result, reduce overall healthcare costs. Healthways' programs are designed to help healthy individuals stay healthy, mitigate and slow the progression of disease associated with family or lifestyle risk factors and promote the best possible health for those already affected by disease. Our proven, evidence-based programs provide highly specific and personalized interventions for each individual in a population, irrespective of age or health status, and are delivered to consumers by phone, mail, internet and face-to-face interactions, both domestically and internationally. Healthways also provides a national, fully accredited complementary and alternative Health Provider Network, offering convenient access to individuals who seek health services outside of, and in conjunction with, the traditional healthcare system. For more information, please visit www.healthways.com.

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HWAY Reports Third-Quarter Results

July 5, 2007

HEALTHWAYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2007	2006	2007	2006

Revenues	$167,900	$106,820	$445,236	$297,432
Cost of services (exclusive of depreciation and amortization of $7,330, $5,321, $20,423, and $14,566, respectively, included below)	112,776	73,582	296,264	208,286
Selling, general & administrative expenses	21,852	10,878	53,992	31,920
Depreciation and amortization	10,139	6,595	27,225	18,083

Operating income	23,133	15,765	67,755	39,143
Interest expense	5,988	284	12,534	795

Income before income taxes	17,145	15,481	55,221	38,348
Income tax expense	6,353	6,146	21,571	15,224

Net income	$10,792	$9,335	$33,650	$23,124

Earnings per share:
Basic	$0.31	$0.27	$0.96	$0.67

Diluted	$0.29	$0.26	$0.91	$0.64

Weighted average common shares
and equivalents:
Basic	35,133	34,517	34,907	34,267
Diluted	37,070	36,515	36,855	36,267

See accompanying notes to the consolidated financial statements.

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HWAY Reports Third-Quarter Results

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Healthways, Inc.

Statistical Information

(In thousands)

(Unaudited)

	May 31,	May 31,
	2007	2006
Operating Statistics
Available Lives	187,400	48,100
Billed Lives	27,100	2,205
Annualized revenue in backlog	$22,871	$27,446

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HWAY Reports Third-Quarter Results

July 5, 2007

Healthways, Inc.

Reconciliations of Non-GAAP Measures to GAAP Measures

(Unaudited)

Reconciliation of Core Commercial Diluted Earnings Per Share (EPS) to Diluted EPS, GAAP Basis

	Three Months	Nine Months	Three Months	Nine Months
	Ended	Ended	Ended	Ended
	May 31, 2007	May 31, 2007	May 31, 2006	May 31, 2006
Core commercial EPS (1)	$0.43	$1.33	$0.30	$0.84
EPS (loss) attributable to MHS pilots (2)	(0.12)	(0.35)	(0.03)	(0.16)
EPS (loss) attributable to international initiatives (3)	(0.02)	(0.06)	(0.02)	(0.05)
EPS, GAAP basis (4)	$0.29	$0.91	$0.26	$0.64

Twelve Months
Ended
(Continued)	August 31, 2006
Core commercial EPS (1)	$1.29
EPS (loss) attributable to MHS pilots (2)	(0.21)
EPS (loss) attributable to international initiatives (3)	(0.06)
EPS, GAAP basis	$1.02

(1) Core commercial EPS is a non-GAAP financial measure. The Company excludes EPS attributable to MHS pilots and international initiatives from this measure and relies on core commercial EPS because of its comparability to the Company's historical operating results and EPS guidance. The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management. You should not consider core commercial EPS in isolation or as a substitute for EPS determined in accordance with accounting principles generally accepted in the United States.

(2) EPS attributable to MHS pilots includes revenues and costs associated with the preparation and operation of the MHS pilots in Maryland and the District of Columbia and in Georgia.

(3) EPS attributable to international initiatives includes costs to implement the Company's strategy of establishing a presence in international markets.

(4) Figures may not add due to rounding.

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Reconciliation of Core Commercial Diluted EPS Guidance to Diluted EPS Guidance, GAAP Basis

	Three Months Ending	Twelve Months Ending
	August 31, 2007	August 31, 2007
Core commercial EPS guidance (5)	$0.43 – 0.44	$1.76 - 1.77
EPS (loss) guidance attributable to MHS pilots (6)	(0.09)	(0.45)
EPS (loss) guidance attributable to international initiatives (7)	(0.04)	(0.10)
EPS guidance, GAAP basis	$0.30 - 0.31	$1.21 - 1.22

(5) Core commercial EPS guidance is a non-GAAP financial measure. The Company excludes EPS attributable to MHS pilots and international initiatives from this measure and relies on core commercial EPS guidance because of its comparability to the Company's historical operating results. The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management. You should not consider core commercial EPS guidance in isolation or as a substitute for EPS guidance determined in accordance with accounting principles generally accepted in the United States.

(6) EPS guidance attributable to MHS pilots includes revenues and costs associated with the operation of the MHS pilots in Maryland and the District of Columbia and in Georgia.

(7) EPS guidance attributable to international initiatives includes anticipated costs attributable to securing, but not operating, an international contract.

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HWAY Reports Third-Quarter Results

July 5, 2007

HEALTHWAYS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	May 31,	August 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$61,621	$154,792
Accounts receivable, net	84,958	52,978
Prepaid expenses and other current assets	15,065	9,397
Income taxes receivable	3,992	—
Deferred tax asset	7,686	3,726

Total current assets	173,322	220,893

Property and equipment
Leasehold improvements	20,867	16,009
Computer equipment and related software	94,716	75,524
Furniture and office equipment	21,340	18,542
	136,923	110,075
Less accumulated depreciation	(82,047)	(63,525)
Net property and equipment	54,876	46,550

Long-term deferred tax asset	—	2,557
Other assets	16,040	4,052
Customer contracts, net	48,249	3,660
Other intangible assets, net	52,664	8,539
Goodwill, net	480,244	96,135

Total assets	$825,395	$382,386

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$16,341	$9,221
Accrued salaries and benefits	22,426	36,007
Accrued liabilities	18,818	5,429
Deferred revenue	8,985	319
Contract billings in excess of earned revenue	65,244	35,013
Income taxes payable	—	7,906
Current portion of long-term debt	2,208	180
Current portion of long-term liabilities	2,635	2,349

Total current liabilities	136,657	96,424

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HWAY Reports Third-Quarter Results

July 5, 2007

Long-term debt	317,613	236
Long-term deferred tax liability	17,931	—
Other long-term liabilities	13,385	10,853

Stockholders' equity
Preferred stock
$.001 par value, 5,000,000 shares authorized,
none outstanding	—	—
Common stock
$.001 par value, 75,000,000 shares authorized,
35,317,416 and 34,597,748 shares outstanding	35	35
Additional paid-in capital	170,828	140,200
Retained earnings	168,272	134,622
Accumulated other comprehensive income	674	16

Total stockholders' equity	339,809	274,873

Total liabilities and stockholders' equity	$825,395	$382,386

See accompanying notes to the consolidated financial statements.

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HWAY Reports Third-Quarter Results

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HEALTHWAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended May 31,
	2007	2006
Cash flows from operating activities:
Net income	$33,650	$23,124
Adjustments to reconcile net income to net cash provided by
operating activities, net of business acquisitions:
Depreciation and amortization	27,225	18,083
Amortization of deferred loan costs	697	356
Share-based employee compensation expense	12,546	9,994
Excess tax benefits from share-based payment arrangements	(7,257)	(10,927)
Increase in accounts receivable, net	(7,641)	(15,403)
Increase in other current assets	(4,841)	(3,291)
(Decrease) increase in accounts payable	(212)	3,160
(Decrease) increase in accrued salaries and benefits	(18,007)	7,419
Increase in other current liabilities	37,690	37,123
Deferred income taxes	(8,157)	(8,797)
Other	4,071	2,849
Decrease (increase) in other assets	1,732	(1,160)
Payments on other long-term liabilities	(1,247)	(1,265)
Net cash flows provided by operating activities	70,249	61,265

Cash flows from investing activities:
Acquisition of property and equipment	(19,864)	(18,065)
Business acquisitions, net of cash acquired	(466,979)	(79)
Purchase of investment	(9,047)	—
Other, net	(13)	—
Net cash flows used in investing activities	(495,903)	(18,144)

Cash flows from financing activities:
Decrease in restricted cash	—	3,811
Proceeds from issuance of long-term debt	350,000	—
Deferred loan costs	(4,357)	(581)
Proceeds from sale of unregistered common stock	5,000	—
Excess tax benefits from share-based payment arrangements	7,257	10,927
Payments of long-term debt	(30,641)	(120)
Exercise of stock options	5,224	5,038
Net cash flows provided by financing activities	332,483	19,075

Net (decrease) increase in cash and cash equivalents	(93,171)	62,196

Cash and cash equivalents, beginning of period	154,792	63,467

Cash and cash equivalents, end of period	$61,621	$125,663

See accompanying notes to the consolidated financial statements.

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